UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 23, 2008
(December 22, 2008)

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-24630

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

102 South Clinton Street

Iowa City, Iowa 52240

(Address of principal executive offices, including zip code)

(319) 356-5800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 22, 2008, David A. Meinert announced his intent to retire as Executive Vice President, Chief Financial Officer and Treasurer, and as a member of the board of directors, of MidWestOne Financial Group, Inc. (the “Company”), effective as of the close of business on December 31, 2008. Also on such date, the Company and Mr. Meinert entered into a Separation and Release Agreement, a copy of which is attached hereto as Exhibit 10.1. Such agreement sets forth the terms of Mr. Meinert’s departure from the Company.

Mr. Meinert joined the Company on March 14, 2008, upon consummation of the Company’s merger with the former MidWestOne Financial Group, Inc. (“former MidWestOne”). Prior to the merger, he had been employed by the former MidWestOne and its subsidiaries in various capacities since 1978, including most recently as its Executive Vice President, Chief Financial Officer and Treasurer.

Under the Separation and Release Agreement, which will be effective as of December 31, 2008 (the effective date of Mr. Meinert’s resignation), Mr. Meinert will receive, among other things, a lump sum payment in the amount of $833,927 and an aggregate amount of $102,500 to be paid in twelve equal monthly installments beginning on January 31, 2009. In addition, notwithstanding the terms of the applicable plan documents and/or applicable grant agreements, Mr. Meinert’s outstanding vested stock options shall be exercisable until the earlier of their original expiration date or June 30, 2010. Except for the foregoing, all other terms of the applicable plan document and/or applicable grant agreements will apply. Further, any outstanding unvested stock options and equity incentive awards held by Mr. Meinert will be forfeited as of the termination date. Mr. Meinert will be allowed to purchase the automobile that the Company currently provides for his use at the wholesale value of such automobile as of December 31, 2008. The Company also will reimburse Mr. Meinert for up to $5,000 in legal fees in connection with the negotiation of the Separation and Release Agreement.

Mr. Meinert will continue to be eligible to receive his vested benefits under the Company’s tax-qualified and non-qualified retirement plans, welfare benefit plans and other incentive plans, subject to and in accordance with the terms of each such plan.

As a condition to receiving the benefits provided by the Separation and Release Agreement, Mr. Meinert entered into a standard release agreement with the Company. Consistent with his employment agreement, through December 31, 2010, Mr. Meinert will be subject to restrictive covenants with respect to confidentiality and his ability to compete with, or solicit employees of, the Company.

Gary J. Ortale, the Company’s Senior Vice President and Chief Risk Officer, has been appointed to serve as interim Chief Financial Officer. Prior to the Company’s merger with the former MidWestOne, Mr. Ortale served as the Chief Financial Officer and Treasurer of the Company’s principal subsidiary bank. He has been with the Company and its subsidiaries for 21 years.

A committee of the Company’s board of directors has been formed to conduct the search for a new Chief Financial Officer.

Item 7.01.	Regulation FD Disclosure.

Attached and incorporated by reference as Exhibit 99.1 is a copy of the Company’s press release dated December 23, 2008, announcing Mr. Meinert’s retirement and the appointment of Mr. Ortale to serve as interim Chief Financial Officer.

The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

10.1	Separation and Release Agreement between MidWestOne Financial Group, Inc. and David A. Meinert, dated December 22, 2008.

99.1	MidWestOne Financial Group, Inc. Press Release dated December 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidWestOne Financial Group, Inc.

Dated: December 23, 2008	By:	/s/ Charles N. Funk
Charles N. Funk
President and Chief Executive Officer